Exhibit 99

FEBRUARY 25. 2004

PRESS RELEASE

Chairman Rodger W. Platt announced that the Board of Directors of Cortland Bancorp has declared a quarterly dividend of $0.22 per share. The dividend is payable to shareholders of record as of March 12, 2004, and is payable to shareholders on April 1, 2004. The Company presently has over 4 million shares outstanding. The stock trades on the NASDAQ OTC market under the symbol CLDB.

In other business at the February 24, 2004 meeting of The Board of Directors of Cortland Bancorp, Chairman Platt announced that Neil J. Kaback was sworn in as the newest director of the corporation. Mr. Kaback is a partner in the CPA firm of Cohen & Company, which has local offices located in both Youngstown and Warren, Ohio.